Exhibit 5.1

OPINION AS TO LEGALITY

JILL ARLENE ROBBINS, P.A.

JILL ARLENE ROBBINS

525 93 Street

Surfside, Florida 33154

(305) 531-1174

(305) 531-1274 (facsimile)

jillarlene@jarepa.com

November 10, 2011

United States Securities and Exchange Commission

100 F Street

Washington, D.C. 20549

Re:  Secure Digital, Inc. (the “Company”)

Ladies and Gentlemen:

As counsel for the Company for the purpose of this letter, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

I have also, as counsel for the Company for the purpose of this letter, examined the Registration Statement (the “Registration Statement") of your Company on Form S-1, as amended, covering the registration under the Securities Act of 1933 of 8,312,500 shares (the “Registered Shares”) of the Company’s common stock (the “Common Stock”) to be offered by the Company’s shareholders.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2.

The Company has an authorized capitalization of 125,000,000 shares of Common Stock, $0.001 par value and 10,000,000 shares of Preferred Stock, $0.001 par value.

3.

The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

4.

I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada and the Based upon that review, it is our opinion that the Registered Shares will be legally issued, fully paid, and nonassessable when resold (Chapter 78A of the Nevada Revised Statutes).

This opinion includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

 /s/ Jill Arlene Robbins

 _______________________

Jill Arlene Robbins